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                                                                 EXHIBIT 7



                       [LETTERHEAD OF LAZARD FRERES & CO. LLC]



The Board of Directors                                          April 28, 1999
CMP Media Inc.
600 Community Drive
Manhasset, NY 11030

Dear Members of the Board:

    We understand that CMP Media Inc. (the "Company"), United News & Media plc ("United"), Miller Freeman Worldwide plc ("Parent") and MFW Acquisition Corp., an affiliate of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which Merger Sub will commence a tender offer (the "Offer") to purchase all the issued and outstanding shares of the Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and the Company's Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock") for $39.00 per share in cash, all as more fully provided in the Agreement. Pursuant to the Agreement, following consummation of the Offer, Merger Sub will merge with and into the Company (the "Merger"), and any remaining outstanding shares of Common Stock (other than Common Stock held by Parent, Merger Sub or any other affiliate of Parent, shares of Common Stock held in the treasury of the Company and shares of Common Stock held by stockholders who demand appraisal for such shares in accordance with the Delaware General Corporation Law (the "DGCL"), if the DGCL provides for appraisal rights for such shares in the Merger) will be converted into the right to receive $39.00 in cash, all as more fully provided in the Agreement. References herein to the "Consideration" is to the consideration to be received by the holders of the Common Stock in the Offer and the Merger and references herein to the "Transaction" is to the Offer and the Merger as contemplated by the Agreement.

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock, taken as a whole (other than Merger Sub, Parent and its affiliates), of the aggregate Consideration to be paid pursuant to the Transaction.

    In connection with this opinion, we have:

        (i) Reviewed the financial terms and conditions of the Agreement dated April 28, 1999;

        (ii) Analyzed certain historical business and financial information relating to the Company;

       (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

        (iv) Held discussions with members of the senior management of the Company with respect to the business, prospects, and strategic objectives of the Company;

        (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

        (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company, and in other industries generally;

       (vii) Reviewed the historical stock prices and trading volumes of the Class A Common Stock; and

      (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.


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    We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not address the Company's underlying decision to effect the Transaction.

    In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining any necessary regulatory approvals for the Transaction will not have an adverse effect on the Company.

    Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We have in the past provided financial advisory services to the Company for which we received usual and customary compensation. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

    Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Transaction. This opinion is not intended to and does not constitute a recommendation to any holder of Common Stock as to whether such stockholder should vote for the Transaction or tender their share pursuant to the Offer. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing, we are of the opinion that the aggregate Consideration to be paid pursuant to the Transaction is fair to the holders of Common Stock, taken as a whole (other than Parent and its affiliates), from a financial point of view.


                                Very truly yours,

                                LAZARD FRERES & CO. LLC

                                By:             /s/ PETER R. EZERSKY
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                                                  Peter R. Ezersky
                                                 MANAGING DIRECTOR